UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 29, 2009
(May 29, 2009)

MidWestOne Financial Group, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-24630

Iowa	42-1206172
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

102 South Clinton Street

Iowa City, Iowa 52240

(Address of principal executive offices, including zip code)

(319) 356-5800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On May 29, 2009, the Company announced that Gary J. Ortale, age 58, has been promoted, effective immediately, to the position of Executive Vice President and Chief Financial Officer of the Company and its subsidiary bank, MidWestOne Bank. Mr. Ortale, who has been with the Company and its subsidiary bank since 1987, had been serving as the Company’s Senior Vice President and Chief Risk Officer since the consummation of the Company’s merger with the former MidWestOne Financial Group, Inc. in March 2008. In addition, he had been serving as the Company’s Interim Chief Financial Officer since the retirement of the Company’s previous Chief Financial Officer on December 31, 2008. Prior to the Company’s March 2008 merger, Mr. Ortale was the Senior Vice President and Chief Financial Officer of the Company’s subsidiary bank and was the Company’s Treasurer. He has a bachelor’s degree in accounting from Drake University and is a Certified Public Accountant.

In connection with his promotion, the Company increased Mr. Ortale’s annual base salary by $24,200, to $185,000. No other changes were made to Mr. Ortale’s compensation in connection with his promotion. Mr. Ortale currently does not have a written employment agreement.

There are no family relationships between Mr. Ortale and any of the Company’s directors or executive officers. There is no arrangement or understanding between Mr. Ortale and any other person pursuant to which he was selected as an officer, nor are we aware, after inquiry of Mr. Ortale, of any related-person transaction or series of transactions required to be disclosed under

Item 404(a) of Regulation S-X promulgated under the Securities Exchange Act of 1934.

A copy of the press release announcing the promotion of Mr. Ortale to the position of Executive Vice President and Chief Financial Officer is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are filed herewith:

99.1	MidWestOne Financial Group, Inc. Press Release dated May 29, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MidWestOne Financial Group, Inc.

Dated: May 29, 2009	By:	/s/ Charles N. Funk
Charles N. Funk
President and Chief Executive Officer